UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 14, 2006
Health Care REIT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One SeaGate, Suite 1500, Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (419) 247-2800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 14, 2006, pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-134082) filed with the Securities and Exchange Commission on May 12, 2006, Health Care REIT Inc. (the “Company”) entered into an Underwriting Agreement with UBS Securities LLC and Deutsche Bank Securities Inc., as representatives of the several underwriters, for an offering of $300 million aggregate principal amount of 4.75% convertible senior notes due 2026 (the “Notes”). The Notes were issued under an Indenture between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1 between the Company and the Trustee.
The Notes pay interest semi-annually at a rate of 4.75% per year and mature on December 1, 2026. The Notes are convertible, in certain circumstances, into cash and, if applicable, shares of the Company’s common stock at an initial conversion rate of 20.8833 shares per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $47.89 per share. In general, upon conversion, the holder of each Note would receive, in respect of the conversion value of such Note, cash up to the principal amount of such Note and the Company’s common stock for the Note’s conversion value in excess of such principal amount.
The Notes are senior unsecured obligations of the Company and are effectively subordinated to all of the Company’s existing and future secured indebtedness and all existing and future liabilities of the Company’s subsidiaries.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
1.1	Underwriting Agreement, dated as of November 14, 2006, between the Company and UBS Securities LLC and Deutsche Bank Securities Inc., as representatives of the several underwriters.

4.1	Indenture, dated as of November 20, 2006, between the Company and the Trustee.

4.2	Supplemental Indenture No. 1, dated as of November 20, 2006, between the Company and the Trustee.

5	Opinion of Shumaker, Loop & Kendrick, LLP.

8	Tax Opinion of Arnold & Porter LLP.

23	Consent of Shumaker, Loop & Kendrick, LLP to the use of their opinion as an exhibit to this Form 8-K is included in their opinion filed herewith as Exhibit 5.

25.1	Statement of Eligibility of the Trustee.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant had duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH CARE REIT, INC.

By:	/s/ GEORGE L. CHAPMAN
George L. Chapman
Its: Chairman of the Board and
Chief Executive Officer
Dated: November 20, 2006